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Exhibit 99.1
Press Release

October 3, 2000
Phoenix Resources Technologies, Inc. announces changes in its Board of Directors


CUPERTINO, Calif.--(BUSINESS WIRE)--Oct. 3, 2000--At the meeting of its Board of Directors held on September 22, 2000, Phoenix Resources Technologies, Inc. (OCTBB:PRTI.OB) announced the appointment of the following individuals: (i) Ron Wilkins, as President/CEO, (ii) Tom Thomas, as Director, (iii) Bobby Rekhi, as Vice Chairman, (iv) Michael Lamb, as Secretary, and (v) Mike Bahlo, as Treasurer, and the resignation of Ben Traub, Richard Munson, Warren Gasci and Ellen Luthy each in their capacities as members of the Board of Directors.
According to Ron Wilkins, President/CEO of Phoenix Resources Technologies, Inc., "We want to thank all of the departing Board Members for their entrepreneurial efforts in bringing the Company through the incubation stage, and we wish to extend a hearty welcome to the new directors as we enter the growth phase of the Company."

Phoenix Resources Technologies, Inc. plans on being a leading provider of Internet infrastructure and e-Business application software for presenting and transacting on-line information solutions that optimize its customers' valuable resources and build value.

Certain information included in this press release contains statements that are forward looking, such as statements related to the future anticipated direction of the Internet industry, plans for future expansion, various business development activities, planned capital expenditures, future funding resources, anticipated sales growth and potential contracts.

These forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual operations or results to differ materially from those anticipated.